Exhibit 99.1

The Honorable Aida M. Alvarez Joins K12 Inc. Board of Directors

First Latina Woman to Hold U.S. Cabinet-Level Post Adds Public Policy Expertise to K12’s Board

HERNDON, Va.—(BUSINESS WIRE)—April 13, 2017—K12 Inc. (NYSE: LRN), a technology-based education company and leading provider of proprietary curriculum and online school programs for students in pre-K through high school, is pleased to announce that the former administrator of the U.S. Small Business Administration, the Honorable Aida M. Alvarez, has been elected to the Company’s Board of Directors. The addition continues to strengthen K12’s Board experience in corporate finance and public policy.

“Aida brings a diversified financial background and public policy expertise to K12’s Board of Directors,” said Nate Davis, Executive Chairman of K12 Inc. “Most importantly, she is committed to K12’s mission to transform learning for all children through high-quality and innovative educational programs that expand the boundaries of today’s personalized learning experience.”

As Administrator of the Small Business Administration, Alvarez was the first Hispanic woman to be part of President Clinton’s Cabinet from 1997 to 2001. Alvarez served as the founding director of the Office of Federal Housing Enterprise Oversight where she was charged with financial oversight of the secondary housing market, Fannie Mae and Freddie Mac. She also worked for the New York City Health and Hospitals Corporation, Bear Stearns & Company, Inc. and the First Boston Corporation.

“Today’s student body is more diverse than ever with regard to backgrounds, learning needs, and educational challenges,” said Alvarez. “I am honored to join a Board that not only protects shareholder interests, but is passionate about meeting the diverse needs of all students.”

Alvarez is currently an Independent Director of HP Inc. and serves on the boards of Oportun Inc. and Zoosk Inc. She also Chairs the Latino Community Foundation in California and is a board member of the Smithsonian American Art Museum and San Francisco Symphony. Alvarez previously served on the boards of Walmart Stores, Inc., PacifiCare, now part of United Health, MUFG Americas Holdings Corporation (formerly UnionBanCal Corporation) and MUFG Union Bank N.A. (formerly Union Bank N.A.). In addition, she served on the Deloitte Touche Diversity Advisory Board, the board of overseers for Harvard University, the National Trust for Historic Preservation, the Coalition for Supportive Housing and the Cisneros Center for New Americans.

Alvarez holds honorary Doctorate degrees from Iona College, Bethany College in Kansas, Mercy College and the Inter-American University in Puerto Rico. She graduated cum laude with a Bachelor’s Degree from Harvard College.

About K12 Inc.

K12 Inc. (NYSE: LRN) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12’s curriculum serves over 2,000 schools and school districts and has delivered more than four million courses over the past decade. K12 is a company consisting of thousands of online school educators providing instruction, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and directly to families. The K12 program is offered through K12 partner public schools in 33 states and the District of Columbia, and through private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

Source: K12 Inc.

K12 Inc.
Press Contact:
Mike Kraft, 571-353-7778
VP Finance and Communications
mkraft@k12.com